Exhibit 99.1

CHINA INFORMATION TECHNOLOGY, INC.
ANNOUNCES FIRST QUARTER 2011 RESULTS WITH EXPANDING MARGINS AND
POSITIVE CASH FLOW FROM OPERATIONS

(Shenzhen, China – May 10, 2011) -- China Information Technology, Inc. (Nasdaq: CNIT), a leading provider of Information Technologies and Display Technologies based in China, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights

  Revenues increased 6.5% YoY to US$26.95 million

  Gross Profit increased 22.82% YoY to US$ 13.65 million, with Gross Margin expanding to 50.67%

  Operating Profit increased 35.83 % YoY to US$ 8.92 million

  Non-GAAP Net Income increased 22.91% YoY to US$ 7.36 million

  Non-GAAP Fully Diluted EPS was US$0.14

  Cash flow from operations was US$1.90 million vs. negative $11.34 million a year ago

“Despite the first quarter usually being the slowest time of the year due to the Chinese New Year holiday, we are pleased to report healthy results and improved quality of earnings,” said Mr. Jiang Huai Lin, Chairman and CEO of CNIT. “Year-over-year revenues grew by 6.5%, to US $26.95 million, while gross profit was up by over 22.82% and gross margin expanded to 50.67% . Moreover, cash flow from operations improved significantly from a year ago. Contract wins during the first quarter of 2011 came from 26 regions and were valued at $36 million, an increase of 17.6% compared to the same period last year.”

“As stated previously, starting from 2011 we have organized our businesses into two main segments, Information Technology (IT) and Display Technology (DT). IT includes businesses surrounding our variety of software core competencies. Such core competencies are currently primarily in Geographic Information Systems (GIS), Digital Public Security Technologies (DPST) and Digital Hospital Information Systems (DHIS). IT segment revenues are generated from the sales of software and system integration services, as well as hardware other than display products. DT includes businesses surrounding our display technology core competencies both in our traditional businesses such as GIS, DPST and DHIS, and in new industries we are expanding into, such as education and media solutions, and consumer products. DT segment revenues are generated from the sales of display hardware and total display solutions of hardware integrated with proprietary software and content, as well as services. There was significant growth of our DT business, which contributed 29.57% of total revenues in the first quarter, as compared with 22.01% from the same period in 2010. The growing significance of the DT segment reflects the successful execution of our strategic acquisition of Huipu Electronics, and other new business initiatives we announced last year.

Our core IT business continues to perform well. We recently secured an important US$3 million-dollar contract to provide sophisticated GIS to the Shuohuang Railway, one of the country’s largest and most critical West-to-East coal transfer lines. In addition, we are pleased to report that our ongoing work for the Chinese National Police-use GIS (PGIS) Standardization Project is making progress on schedule. The 5-year project is providing a steady stream of revenue as we endeavor to install our unique PGIS platforms to traffic, law enforcement and first responder teams around the country. During the period we also won contracts to supply PGIS and PDA equipment to the Shenzhen Traffic Police Mobile Law-enforcement System, and a First Responder Coordination System for Anxi County.

“From our establishment, we have been in a state of constant evolution as we position ourselves to capture opportunities on the horizon. More importantly, during every period of change we have proven our resilience, as demonstrated by our healthy results this quarter and further penetration into new and growing industries in China. We are confident our industry-leading position, track record of successful growth and business execution, combined with thoughtful and assertive business leadership, will support our enduring success in the rest of 2011 and beyond.”

First Quarter 2011 Financial Results

Revenues

For the three months ended March 31, 2011, our revenue was $26.95 million, compared to $25.31 million for the three months ended March 31, 2010, an increase of $1.64 million, or 6.5% . Such increase was primarily due to the strong demand of system integration solutions for the Shenzhen Summer Universiade to be held in August 2011, as well as the strong growth of display products.

Product sales increased by $1.66 million, or 26.13%, for the three months ended March 31, 2011, as compared to $6.35 million in the same period of 2010. Product sales constituted 29.71% of total revenue during the current period, as compared to 25.09% during the same period in the prior year as a result of our efforts to grow our display technology solutions.

Software sales decreased by 8.48 % to $ 13.89 million for the three months ended March 31, 2011, from $15.18 million for the three months ended March 31, 2010. Software sales constituted 51.55% of our total revenue, which decreased from 59.98% during the same period in the prior year. Such decline is a reflection of our decision to be more selective with our order acceptance in an effort to improve the quality of earnings.

Sales of system integration services increased by 76.75% for the three months ended March 31, 2011, as compared to the same period of 2010. As a percentage of revenue, it increased from 11% during the three months ended March 31, 2010 to 18.26% during the current quarter. Such growth primarily resulted from the strong demand of system integration solutions for the Shenzhen Summer Universiade to be held in August 2011.

Other revenue decreased by 86.96%, from $0.99 million in the three months ended March 31, 2010 to $0.13 million in the same period of 2011. Other revenue was derived from maintenance services during the current period while during the three months ended March 31, 2010, we also generated royalty income.

In terms of segment weights, our IT segment accounted for 70.43% of revenues in Q1 2011, as compared with 75.90% in the same period last year. Our Display Technology (DT) segment contributed 29.57% of revenues in Q1 2011, as compared with 24.10% in the same period last year. The revenue increase of our DT segment and the decline in revenue from our IT segment reflect two initiatives we are taking in fiscal year 2011. One initiative is to grow our DT solutions as the broader market starts to demand such previously specialized solutions and the other initiative is to be more selective with our acceptance of orders in an effort to improve the quality of earnings.

Gross Profit and Gross Margin

Our cost of revenues decreased $0.89 million, or 6.30%, to $13.29 million, for the three months ended March 31, 2011, from $14.19 million for the three months ended March 31, 2010. Gross margin was 50.67% for the three months ended March 31, 2011, an increase of 674 basis points from 43.93% in the same period of 2010.

The improvement in gross profit margin was experienced through all of the main categories as a result of our effort to improve our quality of earnings. Such improvement was partially offset by the decrease in the weight of software revenues as we became more selective with the profitability and accounts receivable turnover of software projects.

Administrative Expenses

Administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. Our administrative expenses decreased by $0.27 million, or 9.59%, to $2.50 million for the three months ended March 31, 2011, from $2.77 million in the same period of 2010. Such a decrease was due to our cost control measures, including a reduction of our staff.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related expenses, as well as costs associated with new software and hardware development and enhancement. Research and development expenses increased by $0.16 million, or 28.78%, to $0.73 million for the three months ended March 31, 2011, from $0.57 million in the same period of 2010. As a percentage of revenue, research and development expenses accounts for approximately 2.72% of the total revenue for the three months ended March 31, 2011, compared with 2.25% of total revenue for the same period in 2010. Such an increase reflects our efforts in developing DT solutions and improving their profitability.

Selling Expenses

Selling expenses consist primarily of compensation and benefits to our sales and marketing staff, sales and after-sales traveling cost, and other sales related costs. Our selling expenses increased $0.29 million, or 23.68%, to $1.5 million for the three months ended March 31, 2011, from $1.21 million in the corresponding period of 2010. Such increase was due to our heightened efforts in national market expansion which lead to higher travel and telecommunication expenses as well as increased total compensation to the sales and marketing staff.

Income from Operations

Income from operations was $8.92 million in the first quarter of 2011, an increase of 35.83%, or $2.35 million from $6.56 million in the same period in 2010.

Net Income Attributable to the Company

In addition to the factors described above, the effective tax rate declined to 11.78% during the current quarter from 15.48% a year ago as all of the our operating entities qualify for the tax benefits associated with the National High Tech status staring this year. As such, net income increased $1.94 million, or 30.91%, to $8.22 million during the three months ended March 31, 2011, from $6.28 million for the same period in 2010.

Net income attributable to the company on a Non-GAAP basis was $ 7.36 million in the first quarter of 2011 versus $ 5.99 million in the first quarter of 2010, an increase of 22.91% .

Cash and Cash Equivalents

As of March 31, 2011, we had $23.77 million in cash and cash equivalents as well as restricted cash, as compared to $26.51 million at the end of 2010. Cash flow from operating activities for the three months ended March 31, 2011 amounted to $1.90 million while during the same period in the previous year; we experienced a net cash outflow of $11.34 million from operating activities.

Financial Outlook

For fiscal year 2011, the Company reiterates its guidance with projected revenue in the range of $165 million to $187 million and adjusted net income in the range of $42 million to $45 million, excluding any non-cash expenses as a result of employee stock awards, amortization of intangible assets associated with acquisitions and changes in fair value of contingent considerations.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash charges. China Information Technology believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Information Technology. Accordingly, management excludes the expense arising from certain non-cash charges when making operational decisions. China Information Technology believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Information Technology's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Information Technology's performance using the same methodology and information as that used by China Information Technology's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Information Technology's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

China Information Technology, Inc
Q1-2011 Reconciliation of Net Income and EPS to Exclude Amortization of Intangible Assets and Contingent Consideration
For Quarter Ended March 31, 2011

	3 Mos. Ended	3 Mos. Ended
	31-Mar-11	31-Mar-10
Net income Attributable to the Company	8,222,333	6,281,108
Amortization	312,951	499,657
Change in fair value of contingent consideration *	(1,178,375)	(795,097)
Net income (without amortization and contingent consideration)	7,356,909	5,985,668
Weighted Average Number of Shares Outstanding
Basic	52,530,809	51,213,463
Diluted	52,530,809	51,213,463
Earnings per share (without amortization and contingent
consideration)
Basic	$0.14	$0.12
Diluted	$0.14	$0.12

* Represents a gain from the change of fair value of the contingent consideration for the acquisition of Huipu as at 2011/3/31, according to FASB ASC 805- Business Combination

Conference Call

China Information Technology will host a corresponding conference call and live webcast before the market opens on Tuesday, May 10, 2011 at 8:00 am Eastern Daylight Time (EDT) (which is also 8:00 pm in Beijing and Hong Kong).

The dial-in details for the live conference call are as follows:

- U.S. Toll Free Number:	+1 866 519 4004
- International Dial-in Number:	+65 6723 9381
- Mainland China Toll Free Number:	800 819 0121
- Hong Kong Toll Free Number:	8 0093 0346
Conference ID: 63975939

A live and archived webcast of the call will be available on the Investor Relations section of China

Information Technology’s website at http://www.chinacnit.com.

A telephone replay of the call will be available beginning two hours after the conclusion of the conference call through 11:59pm Eastern Daylight Time, May 16, 2011.

The dial-in details for the replay are as follows:

- U.S. Toll Free Number	+1 866 214 5335
- International Dial-in Number	+61 2 8235 5000
Conference ID: 63975939

About China Information Technology, Inc.

China Information Technology, Inc., through its subsidiaries and other consolidated entities, specializes in information technologies and display technologies. Headquartered in Shenzhen, China, the Company’s integrated solutions include specialized software, hardware, systems integration, and related services. To learn more about the Company, please visit its corporate website at http://www.chinacnit.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Information Technology, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the significance of the Company's new contract wins during the quarter; the ability of the Company to continue to strengthen its position in the industry by winning and successfully performing under national contracts; the significance of the Company’s business segments, the ability of the Company to secure future opportunities in the market by leveraging its R&D capabilities and reputation; the general ability of the Company to achieve its commercial objectives, including the Company’s plan to sustain the growth while creating shareholder value; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For further information, please contact:

China Information Technology, Inc.
Margie Ma
Tel: + 86 755 8370 4734
Email: IR@chinacnit.com
Web: http://www.chinacnit.com

Christensen
Kathy Li
Tel: +1 480 614 3036
Email: kli@christensenir.com

Teal Willingham
Tel: +86 10 5826 4939
Email: twillingham@christensenir.com.

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010
Expressed in U.S. dollars (Except for share amounts)
	March 31	December 31
	2011	2010
ASSETS	( Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$15,680,839	$18,166,857
Restricted cash	8,092,182	8,344,147
Accounts receivable:
Billed, net of allowance for doubtful accounts of $5,302,000 and $6,073,000, respectively	33,701,376	31,172,599
Unbilled	66,549,449	67,622,656
Bills receivable	91,620	201,003
Advances to suppliers	13,073,523	9,246,437
Amounts due from related parties	265,469	330,876
Inventories, net of provision of $850,000 and $578,000, respectively	28,210,651	19,931,866
Other receivables and prepaid expenses	3,929,041	2,463,562
Deferred tax assets	1,232,734	1,565,006
TOTAL CURRENT ASSETS	170,826,884	159,045,009
Deposit for software purchase	2,244,690	3,034,000
Deposit for purchase of land use rights	26,741,501	26,566,377
Long-term investments	2,767,333	3,296,252
Property, plant and equipment, net	80,988,390	79,348,883
Land use rights, net	1,930,981	1,929,194
Intangible assets, net	13,811,592	13,725,274
Goodwill	52,280,628	51,918,275
Deferred tax assets	650,562	538,460
TOTAL ASSETS	$352,242,561	$339,401,72
LIABILITIES AND EQUITY CURRENT LIABILITIES
Short-term bank loans	$39,672,832	$35,326,566
Accounts payable	22,530,439	17,249,334
Bills payable	20,370,710	20,536,475
Advances from customers	7,628,880	7,480,686
Amount due to related parties	2,675,850	1,293,866
Accrued payroll and benefits	2,424,206	4,304,988
Other payables and accrued expenses	6,020,734	6,953,561
Contingent consideration, current portion	2,522,867	3,267,087
Income tax payable	3,696,150	3,809,708
TOTAL CURRENT LIABILITIES	107,542,668	100,222,271
Long-term bank loans	1,281,097	5,863,205
Amounts due to related parties, long-term portion	5,013,647	5,014,949
Contingent consideration, net of current portion	467,017	901,171
Deferred tax liabilities	1,488,365	1,824,434
TOTAL LIABILITIES	115,792,794	113,826,030
COMMITMENTS AND CONTINGENCIES	-	-

CHINA INFORMATION TECHNOLOGY, INC. CONSOLIDATED BALANCE SHEETS MARCH 31, 2011 AND DECEMBER 31, 2010 Expressed in U.S. dollars (Except for share amounts)
EQUITY
		$255,115
Common stock, par $0.01; authorized capital 200,000,000 shares; shares issued and outstanding 2011: 52,311,787, 2010: 52,061,787 shares	$257,615
Treasury stock, 6,000 shares, at cost	(11,468)	(11,468)
Additional paid-in capital	93,499,349	92,294,350
Reserve	12,968,985	12,968,985
Retained earnings	98,462,998	90,240,665
Accumulated other comprehensive income	12,847,099	11,325,040
Total equity of the Company	218,024,578	207,072,687
Non-controlling interest	18,425,189	18,503,007
Total equity	236,449,767	225,575,694
TOTAL LIABILITIES AND EQUITY	352,242,561	339,401,724

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2011 AND 2010
Expressed in U.S. dollars (Except for share amounts)
(Unaudited)
	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010
Revenue - Products	$8,006,993	$6,347,970
Revenue - Software	13,891,525	15,178,632
Revenue - System integration	4,920,500	2,783,883
Revenue - Others	129,730	994,622
TOTAL REVENUE	26,948,748	25,305,107
Cost - Products sold	5,810,023	5,240,422
Cost - Software sold	4,249,606	6,401,411
Cost - System integration	3,143,157	2,475,810
Cost - Others	91,122	70,011
TOTAL COST	13,293,908	14,187,654
GROSS PROFIT	13,654,840	11,117,453
Administrative expenses	(2,504,307)	(2,770,031
Research and development expenses	(733,330)	(569,431
Selling expenses	(1,502,150)	(1,214,562
INCOME FROM OPERATIONS	8,915,053	6,563,429
Subsidy income	30,440	162,782
Other income, net	833,780	966,799
Interest income	95,006	18,891
Interest expense	(699,706)	(148,891
INCOME BEFORE INCOME TAXES	9,174,573	7,563,010
Income tax expense	(1,080,518)	(1,171,083
NET INCOME	8,094,055	6,391,927
Less: Net loss/( income) attributable to the non-controlling interest	128,278	(110,819
NET INCOME ATTRIBUTABLE TO THE COMPANY	$8,222,333	$6,281,108
Weighted average number of shares
Basic	52,530,809	51,213,463
Diluted	52,530,809	51,213,463
Earnings per share - Basic and Diluted
Basic - Net income attributable to the Company's common stockholders	$0.16	$0.12
Diluted - Net income attributable to the Company's common stockholders	$0.16	$0.12

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
THREE MONTHS ENDED MARCH 31, 2011 AND 2010
Expressed in U.S. dollars (Except for share amounts)
(Unaudited)
	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010
Net income	$8,094,055	$6,391,927
Other comprehensive income:
Foreign currency translation gain	1,572,519	237,030
Comprehensive income	9,666,574	6,628,957
Comprehensive income attributable to the non-controlling interest	77,818	(110,856
Comprehensive income attributable to the Company	$9,744,392	$6,518,101

CHINA INFORMATION TECHNOLOGY, INC. CONDENSED STATEMENTS OF CASH FLOWS THREE MONTHS ENDED MARCH 31, 2011 AND 2010 Expressed in U.S. dollars (Unaudited)
	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010
OPERATING ACTIVITIES
Net income	$8,094,055	$6,391,927
Adjustments to reconcile net income to net cash provided by operating activities:

(Reverse) provide provision for losses on accounts receivable	(866,161)	438,272
Depreciation	2,471,967	1,524,276
Amortization of intangible assets and land use rights	456,221	499,657
Loss(gain) on disposal of property, plant and equipment,	11,074	(5,037)
net
Provision for obsolete inventories	266,658	23,835
Change in fair value of contingent consideration	(1,178,375)	(795,097)
Change in deferred income tax	(113,687)	83,458
Impairment of long-term investments	548,845	-
Imputed interests in relation to shareholder's loan	62,500	-
Changes in operating assets and liabilities, net of effects of business acquisitions
Decrease(increase) in restricted cash	1,133,647	(456,894)
Decrease(increase)in accounts receivable	139,635	(10,152,521)
(Increase) decrease in advances to suppliers	(3,801,954)	3,484,877
Increase in other receivables and prepaid expenses	(1,444,804)	(1,452,006)
Increase in inventories	(8,377,510)	(5,890,035)
Increase(decrease) in accounts payable	4,853,698	(3,236,934)
Increase (decrease) in advances from customers	107,117	(41,873)
Increase in amounts due to related parties	1,426,360	844,549
Decrease in accrued expenses and other liabilities	(1,751,438)	(1,648,862)
Decrease in income tax payable	(137,684)	(952,931)
Net cash provided by/( used in) operating activities	1,900,164	(11,341,339)
INVESTING ACTIVITIES
Purchase of land use rights	-	(384,187)
Proceeds from sale of short-term investments	-	30,797
Purchases of property, plant and equipment	(334,364)	(532,107)
Capitalized and purchased software development costs	(441,182)	(135,962)
Deposit for software purchase	(2,237,340)	(3,207,441)

Net cash (used in) investing activities	(3,012,886)	(4,228,900)
FINANCING ACTIVITIES
Borrowings under short-term loans	27,350,005	8,250,529
Borrowings from shareholder’s loan	-	6,026,550
Borrowings under long-term loans	-	4,018,210
Repayment of short-term loans	(27,411,314)	(10,872,150)
Repayment of long-term loans	(570,750)	(4,018,210)
Issued common stock	-	9,611,811
Increase in restricted cash in relation to bank borrowings	(827,683)	-
Net cash (used in)/ provided by financing activities	(1,459,742)	13,016,740
Effect of exchange rate changes on cash and cash equivalents	86,446	79,846
NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,486,018)	(2,473,653)
CASH AND CASH EQUIVALENTS, BEGINNING	18,166,857	13,478,633
CASH AND CASH EQUIVALENTS, ENDING	$15,680,839	$11,004,980
Supplemental disclosure of cash flow information:
Cash paid during the period
Income taxes	$1,342,979	$2,041,708
Interest paid	$658,460	$168,478

Supplemental disclosure of significant non-cash transactions:

On February 8, 2011, the Company granted eligible employees a total of 250,000 shares of the Company's common stock as compensation under the China Information Technology, Inc. 2007 Equity Incentive Plan (“The Plan”). The fair value of these shares of approximately $1.1 million, based on the quoted market price, was accrued as of December 31, 2010 as the compensation was for services provided in 2010.